EXHIBIT 4.3

THIS NOTE AND THE COMMON STOCK ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN AND WILL NOT BE REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER (THE "1933 ACT”)

US $115,000.00

MMEX RESOURCES CORPORATION. 8% CONVERTIBLE REDEEMABLE NOTE DUE MAY 15, 2018

FOR VALUE RECEIVED, MMEX Resources Corporation. (the “Company”) promises to pay to the order of EAGLE EQUITIES, LLC and its authorized successors and Permitted As- signs, defined below, ("Holder"), the aggregate principal face amount One Hundred Fifteen Thousand Dollars exactly (U.S. $115,000.00) on May 15, 2018 ("Maturity Date") and to pay in- terest on the principal amount outstanding hereunder at the rate of 8% per annum commencing on May 15, 2017. The interest will be paid to the Holder in whose name this Note is registered on the records of the Company regarding registration and transfers of this Note. This Note shall contain an $10,000 OID such that the purchase price shall be $105,000.00. The principal of, and interest on, this Note are payable at 91 Shelton Ave, Suite 107, New Haven, CT 06511, initially, and if changed, last appearing on the records of the Company as designated in writing by the Holder hereof from time to time. The Company will pay each interest payment and the outstand- ing principal due upon this Note before or on the Maturity Date, less any amounts required by law to be deducted or withheld, to the Holder of this Note by check or wire transfer addressed to such Holder at the last address appearing on the records of the Company. The forwarding of such check or wire transfer shall constitute a payment of outstanding principal hereunder and shall satisfy and discharge the liability for principal on this Note to the extent of the sum repre- sented by such check or wire transfer. Interest shall be payable in Common Stock (as defined below) pursuant to paragraph 4(b) herein. Permitted Assigns means any Holder assignment, transfer or sale of all or a portion of this Note accompanied by an Opinion of Counsel as provid- ed for in Section 2(f) of the Securities Purchase Agreement.

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This Note is subject to the following additional provisions:

1. This Note is exchangeable for an equal aggregate principal amount of Notes of different authorized denominations, as requested by the Holder surrendering the same. No service charge will be made for such registration or transfer or exchange, except that Holder shall pay any tax or other governmental charges payable in connection therewith. To the extent that Holder subsequently transfers, assigns, sells or exchanges any of the multiple lesser denomi- nation notes, Holder acknowledges that it will provide the Company with Opinions of Counsel as provided for in Section 2(f) of the Securities Purchase Agreement.

2. The Company shall be entitled to withhold from all payments any amounts required to be withheld under applicable laws.

3. This Note may be transferred or exchanged only in compliance with the Securities Act of 1933, as amended ("Act"), applicable state securities laws. Any attempted transfer to a non-qualifying party shall be treated by the Company as void. Prior to due present- ment for transfer of this Note, the Company and any agent of the Company may treat the person in whose name this Note is duly registered on the Company's records as the owner hereof for all other purposes, whether or not this Note be overdue, and neither the Company nor any such agent shall be affected or bound by notice to the contrary. Any Holder of this Note electing to exercise the right of conversion set forth in Section 4(a) hereof, in addition to the requirements set forth in Section 4(a), and any prequalified prospective transferee of this Note, also is required to give the Company written confirmation that this Note is being converted ("Notice of Conver- sion") in the form annexed hereto as Exhibit A. The date of receipt (including receipt by tele- copy) of such Notice of Conversion shall be the Conversion Date. All notices of conversion will be accompanied by an Opinion of Counsel.

4. (a) During the first 6 months this Note is in effect, the Holder of this Note is entitled, at its option, at any time, to convert all or any amount of the principal face amount of this Note then outstanding into shares of the Company's common stock (the "Common Stock") at a price for each share of Common Stock equal to $0.03 per share. Beginning the 6 month anniversary of this Note, the Holder of this Note is entitled, at its option, to convert all or any amount of the principal face amount of this Note then outstanding into shares of the Compa- ny's common stock (the "Common Stock") at a price ("Conversion Price") for each share of Common Stock equal to 60% of the average of the three lowest trading prices of the Common Stock as reported on the Exchange, for the twenty five prior trading days including the day upon which a Notice of Conversion is received by the Company (provided such Notice of Conversion is delivered together with an Opinion of Counsel, by fax or other electronic method of communi- cation to the Company after 4 P.M. Eastern Standard or Daylight Savings Time if the Holder wishes to include the same day closing price). If the shares have not been delivered within 3 business days, the Notice of Conversion may be rescinded. Such conversion shall be effectuated by the Company delivering the shares of Common Stock to the Holder within 3 business days of receipt by the Company of the Notice of Conversion. Accrued, but unpaid interest shall be sub- ject to conversion. No fractional shares or scrip representing fractions of shares will be issued on conversion, but the number of shares issuable shall be rounded to the nearest whole share. To the extent the Conversion Price of the Company’s Common Stock closes below the par value per share, the Company will take all steps necessary to solicit the consent of the stockholders to re- duce the par value to the lowest value possible under law. The Company agrees to honor all conversions submitted pending this increase. In the event the Company experiences a DTC “Chill” on its shares, the Conversion Price shall be decreased to 50% instead of 60% while that “Chill” is in effect. If the Company fails to maintain the share reserve at the 4x discount of the note 60 days after the issuance of the note, the conversion discount shall be increased by 10%. In no event, shall the Holder be allowed to effect a conversion if such conversion, along with all other shares of Company Common Stock beneficially owned by the Holder and its affiliates would exceed 4.99% of the outstanding shares of the Common Stock of the Company (which may be increased up to 9.9% upon 60 days’ prior written notice by the Investor).

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(b) Interest on any unpaid principal balance of this Note shall be paid at the rate of 8% per annum and be payable in cash on such date as the earlier of (i) May 15, 2018 or (ii) the date on which such principal balance is repaid. Except in connection with the Company’s repayment of the principal balance in cash, interest shall be paid by the Company in Common Stock ("Interest Shares"). Holder may, at any time, send in a Notice of Conversion to the Com- pany for Interest Shares based on the formula provided in Section 4(a) above. The dollar amount converted into Interest Shares shall be all or a portion of the accrued interest calculated on the unpaid principal balance of this Note to the date of such notice.

(c) The then outstanding principal balance of this Note may be prepaid at the following prices:

Time Period	Payment Premium
<=90 days after note issuance	125% of the sum of principal plus accrued interest
>90 days <=120 days after note issuance	135% of the sum of principal plus accrued interest
>120 days <= 180 days after note issuance	150% of the sum of principal plus accrued interest

This Note may not be prepaid after the 180th day. Such redemption must be closed and funded within 3 days of giving notice of redemption of the right to redeem shall be null and void.

(d)	Upon (i) a transfer of all or substantially all of the assets of the Company to any person in a single transaction or series of related transactions, (ii) a reclassification, capital reorganization (excluding an increase in authorized capital) or other change or exchange of out- standing shares of the Common Stock, other than a forward or reverse stock split or stock divi- dend, or (iii) any consolidation or merger of the Company with or into another person or entity in which the Company is not the surviving entity (other than a merger which is effected solely to change the jurisdiction of incorporation of the Company and results in a reclassification, conver- sion or exchange of outstanding shares of Common Stock solely into shares of Common Stock) (each of items (i), (ii) and (iii) being referred to as a "Sale Event"), then, in each case, the Com- pany shall, upon request of the Holder, redeem this Note in cash for 150% of the principal amount, plus accrued but unpaid interest through the date of redemption, or at the election of the Holder, such Holder may convert the unpaid principal amount of this Note (together with the amount of accrued but unpaid interest) into shares of Common Stock immediately prior to such Sale Event at the Conversion Price.

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(e) In case of any Sale Event (not to include a sale of all or substantially all of the Company’s assets) in connection with which this Note is not redeemed or converted, the Company shall cause effective provision to be made so that the Holder of this Note shall have the right thereafter, by converting this Note, to purchase or convert this Note into the kind and number of shares of stock or other securities or property (including cash) receivable upon such reclassification, capital reorganization or other change, consolidation or merger by a holder of the number of shares of Common Stock that could have been purchased upon exercise of the Note and at the same Conversion Price, as defined in this Note, immediately prior to such Sale Event. The foregoing provisions shall similarly apply to successive Sale Events. If the considera- tion received by the holders of Common Stock is other than cash, the value shall be as deter- mined by the Board of Directors of the Company or successor person or entity acting in good faith.

5. No provision of this Note shall alter or impair the obligation of the Com- pany, which is absolute and unconditional, to pay the principal of, and interest on, this Note at the time, place, and rate, and in the form, herein prescribed.

6. The Company hereby expressly waives demand and presentment for pay- ment, notice of non-payment, protest, notice of protest, notice of dishonor, notice of acceleration or intent to accelerate, and diligence in taking any action to collect amounts called for hereunder and shall be directly and primarily liable for the payment of all sums owing and to be owing hereto.

7. The Company agrees to pay all costs and expenses, including reasonable attorneys' fees and expenses, which may be incurred by the Holder in collecting any amount due under this Note.

8. If one or more of the following described "Events of Default" shall occur:

(a) The Company shall default in the payment of principal or interest on this Note or any other note issued to the Holder by the Company; or

(b) Any of the representations or warranties made by the Company herein or in any agreement entered into by the Company in connection with the execution and delivery of this Note, shall be false or misleading in any respect; or

(c) The Company shall fail to perform or observe, in any respect, any cove- nant, term, provision, condition, agreement or obligation of the Company under this Note or any other note issued to the Holder; or

(d) The Company shall (1) become insolvent (which does not include a “go- ing concern” opinion); (2) admit in writing its inability to pay its debts generally as they mature;

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(3) make an assignment for the benefit of creditors or commence proceedings for its dissolution;

(4) apply for or consent to the appointment of a trustee, liquidator or receiver for its or for a sub- stantial part of its property or business; (5) file a petition for bankruptcy relief, consent to the fil- ing of such petition or have filed against it an involuntary petition for bankruptcy relief, all under federal or state laws as applicable; or

(e) A trustee, liquidator or receiver shall be appointed for the Company or for a substantial part of its property or business without its consent and shall not be discharged with- in sixty (60) days after such appointment; or

(f) Any governmental agency or any court of competent jurisdiction at the in- stance of any governmental agency shall assume custody or control of the whole or any substan- tial portion of the properties or assets of the Company; or

(g) One or more money judgments, writs or warrants of attachment, or similar process, in excess of fifty thousand dollars ($50,000) in the aggregate, shall be entered or filed against the Company or any of its properties or other assets and shall remain unpaid, unvacated, unbonded or unstayed for a period of fifteen (15) days or in any event later than five (5) days prior to the date of any proposed sale thereunder; or

(h) Defaulted on or breached any term of any other note of similar debt in- strument in excess of $50,000 into which the Company has entered and failed to cure such de- fault within the appropriate grace period; or

(i) The Company shall have its Common Stock delisted from an exchange (including the OTC Markets exchange) or, if the Common Stock trades on an exchange, then trading in the Common Stock shall be suspended for more than 10 consecutive days or ceases to file its 1934 act reports with the SEC; or

(j) If a majority of the members of the Board of Directors of the Company on the date hereof are no longer serving as members of the Board; or

(k) The Company shall not deliver to the Holder the Common Stock pursuant to paragraph 4 herein without restrictive legend within 3 business days of its receipt of a Notice of Conversion which includes an Opinion of Counsel expressing an opinion which supports the removal of a restrictive legend; or

(l) The Company shall not replenish the reserve set forth in Section 12, with- in 3 business days of the request of the Holder; or

(m) The Company shall be delinquent in its periodic report filings with the Se- curities and Exchange Commission; or

(n) The Company shall cause to lose the “bid” price for its stock in a market (including the OTC marketplace or other exchange).

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Then, or at any time thereafter, unless cured within 5 days, and in each and every such case, un- less such Event of Default shall have been waived in writing by the Holder (which waiver shall not be deemed to be a waiver of any subsequent default) at the option of the Holder and in the Holder's sole discretion, the Holder may consider this Note immediately due and payable, with- out presentment, demand, protest or (further) notice of any kind (other than notice of accelera- tion), all of which are hereby expressly waived, anything herein or in any note or other instru- ments contained to the contrary notwithstanding, and the Holder may immediately, and without expiration of any period of grace, enforce any and all of the Holder's rights and remedies provid- ed herein or any other rights or remedies afforded by law. Upon an Event of Default that has not been cured within such 5 day period, interest shall accrue at a default interest rate of 24% per an- num or, if such rate is usurious or not permitted by current law, then at the highest rate of interest permitted by law. In the event of a breach of Section 8(k) the penalty shall be $250 per day the shares are not issued beginning on the 4th day after the conversion notice was delivered to the Company. This penalty shall increase to $500 per day beginning on the 10th day. Beginning on the 6th monthly anniversary of this Note, the penalty for a breach of Section 8(n) shall be an in- crease of the outstanding principal amounts by 20%. Beginning on the 6th monthly anniversary of this Note, in case of a breach of Section 8(i), the outstanding principal due under this Note shall increase by 50%. If this Note is not paid at maturity, the outstanding principal due under this Note shall increase by 10%. Further, beginning on the 6th monthly anniversary of this Note, if a breach of Section 8(m) occurs or is continuing after the 6 month anniversary of the Note, then the Holder shall be entitled to use the lowest closing bid price during the delinquency period as a base price for the conversion. For example, if the lowest closing bid price during the delinquency period is $0.01 per share and the conversion discount is 50% the Holder may elect to convert fu- ture conversions at $0.005 per share.

If the Holder shall commence an action or proceeding to enforce any provisions of this Note, in- cluding, without limitation, engaging an attorney, then if the Holder prevails in such action, the Holder shall be reimbursed by the Company for its attorneys’ fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

Make-Whole for Failure to Deliver Loss. At the Holder’s election, if the Company fails for any reason to deliver to the Holder the conversion shares by the by the 3rd business day following the delivery of a Notice of Conversion to the Company and if the Holder incurs a Failure to Deliver Loss, then at any time the Holder may provide the Company written notice indicating the amounts payable to the Holder in respect of the Failure to Deliver Loss and the Company must make the Holder whole as follows:

Failure to Deliver Loss = [(High trade price within 20 trading days or after the day of exercise) x (Number of conversion shares)]

The Company must pay the Failure to Deliver Loss by cash payment, and any such cash payment must be made by the third business day from the time of the Holder’s written notice to the Com- pany.

9. In case any provision of this Note is held by a court of competent jurisdiction to be excessive in scope or otherwise invalid or unenforceable, such provision shall be ad- justed rather than voided, if possible, so that it is enforceable to the maximum extent possible, and the validity and enforceability of the remaining provisions of this Note will not in any way be affected or impaired thereby.

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10. Neither this Note nor any term hereof may be amended, waived, dis- charged or terminated other than by a written instrument signed by the Company and the Holder.

11. The Company represents that it is not a “shell” issuer and that if it previ- ously has been a “shell” issuer that at least 12 months have passed since the Company has re- ported Form 10 type information indicating it is no longer a “shell issuer.

12. The Company shall issue irrevocable transfer agent instructions reserving 14,973,000 shares of its Common Stock for conversions under this Note (the “Share Reserve”). Upon full conversion of this Note, any shares remaining in the Share Reserve shall be cancelled. The Company shall pay all transfer agent costs associated with issuing and delivering the share certificates to Holder. If such amounts are to be paid by the Holder, it may deduct such amounts from the Conversion Price. The Company should at all times reserve a minimum of four times the amount of shares required if the note would be fully converted. The Holder may reasonably request increases from time to time to reserve such amounts. The Company will instruct its trans- fer agent to provide the outstanding share information to the Holder in connection with its con- versions.

13. The Company will give the Holder direct notice of any corporate actions, including but not limited to name changes, stock splits, recapitalizations etc. This notice shall be given to the Holder as soon as possible under law.

14. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable provision shall automati- cally be revised to equal the maximum rate of interest or other amount deemed interest permitted under applicable law. The Company covenants (to the extent that it may lawfully do so) that it will not seek to claim or take advantage of any law that would prohibit or forgive the Company from paying all or a portion of the principal or interest on this Note.

15. This Note shall be governed by and construed in accordance with the laws of Nevada applicable to contracts made and wholly to be performed within the State of Nevada and shall be binding upon the successors and assigns of each party hereto. The Holder and the Company hereby mutually waive trial by jury and consent to exclusive jurisdiction and venue in the courts of the State of New York or in the Federal courts sitting in the county or city of New York. This Agreement may be executed in counterparts, and the facsimile transmission of an executed counterpart to this Agreement shall be effective as an original.

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IN WITNESS WHEREOF, the Company has caused this Note to be duly execut- ed by an officer thereunto duly authorized.

MMEX RESOURCES CORPORATION.

Dated: May 13, 2017	By:
	Name:	Jack W. Hanks
	Title:	CEO

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EXHIBIT A

NOTICE OF CONVERSION

(To be Executed by the Registered Holder in order to Convert the Note)

The undersigned hereby irrevocably elects to convert $ of the above Note into Shares of Common Stock of MMEX Resources Corporation. (“Shares”) according to the conditions set forth in such Note, as of the date written below.

If Shares are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer and other taxes and charges payable with respect thereto.

Date of Conversion:____________________________________
Applicable Conversion Price:_____________________________
Signature: ___________________________________________
[Print Name of Holder and Title of Signer]
Address: ____________________________________________

SSN or EIN: __________________________________________
Shares are to be registered in the following name: _________________________________

Name:_______________________________________________
Address:____________________________________________
Tel: ____________________________
Fax:____________________________
SSN or EIN: _____________________

Shares are to be sent or delivered to the following account:

Account Name:________________________________________
Address: ____________________________________________

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